Filed Pursuant to Rule 424(b)(5)

Registration No. 333-252167

SUPPLEMENT NO. 1 TO

PROSPECTUS SUPPLEMENT DATED NOVEMBER 16, 2021

(To Prospectus dated January 22, 2021)

VERB TECHNOLOGY COMPANY, INC.

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated November 16, 2021 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated January 22, 2021 (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On November 16, 2021, we entered into an At-the-Market Issuance Sales Agreement (the “Sales Agreement”) with Truist Securities, Inc. (the “Sales Agent”) relating to shares of our common stock, par value $0.0001 per share (“Common Stock”) offered by the Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreement, we were initially authorized to offer and sell up to $30,000,000 of our Common Stock from time to time in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, including sales made (i) directly on or through The Nasdaq Capital Market, the trading market for our Common Stock, or any other trading market in the United States for our Common Stock, (ii) to or through a market maker other than on an exchange, (iii) directly to the Sales Agent as principal in negotiated transactions, or (iv) through a combination of any such methods of sale (the “ATM Offering”).

The purpose of this Supplement is to reduce the aggregate offering price of the shares of our Common Stock that may be sold under the Sales Agreement from $30,000,000 to $7,300,000 (inclusive of the amount already sold under the Sales Agreement). Except as modified by this Supplement, the terms of the ATM Offering remain unchanged, and the Sales Agreement remains in full force and effect.

Investing in our Common Stock involves a high degree of risk. Refer to the section entitled “Risk Factors” beginning on page S-5 of the Prospectus Supplement, as well as in the other filings we make with the Securities and Exchange Commission from time to time, for a discussion of additional information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to Prospectus Supplement is January 9, 2022.